Exhibit 10.20
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made effective as of the 6th day of December, 1999.
BETWEEN:
WESTAIM BIOMEDICAL INC., a corporation incorporated under the laws of Delaware,
(the “Corporation”)
AND:
SCOTT H. GILLIS, of the City of Shelton, in the State of Connecticut,
(the “Executive”)
RECITAL:
A.	The Corporation and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them in respect of the Executive’s employment with the Corporation;
NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:
1.	Definitions

In this Agreement,
(a)	“Affiliate” and “Associate” have the meanings attributed to such terms in the Business Corporations Act (Alberta) as the same may be amended from time to time and any successor legislation thereto;

(b)	“Agreement” means this agreement as it may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to sections are to sections in this agreement;

(c)	“Allowance” has the meaning attributed to such term in section 5(d).

(d)	“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in Alberta;

(e)	“CEO” means the President & Chief Executive Officer of The Westaim Corporation;

(f)	“Change of Control” has the meaning attributed to such term in the Change of Control Agreement;

(g)	“Change of Control Agreement” means the change of control agreement between the Corporation and the Executive, dated effective as of the date of this Agreement, relating to the Executive’s rights in the event of a Change of Control of the Corporation, as defined therein;

(h)	“Confidential Information” means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation and its Subsidiaries, Associates and Affiliates;

(i)	“Disability” means the mental or physical state of the Executive such that:
(i)	the directors of the Corporation, other than the Executive, determine that the Executive has been unable, due to illness, disease, mental or physical disability or similar cause, to fulfil his obligations as an employee of the Corporation either for any consecutive seven (7) month period or for any period of twelve (12) months (whether or not consecutive) in any consecutive twenty-four (24) month period; or

(ii)	a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs;
(j)	“Employment Period” has the meaning attributed to such term in section 4;

(k)	“Just Cause” means failure of the Executive to properly carry out his duties after written notice by the Corporation of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such written notice from the Corporation, or theft, fraud or dishonesty or misconduct by the Executive involving the property or affairs of the Corporation or the carrying out of the Executive’s duties, or a criminal conviction against the Executive, the nature of which adversely reflects against the character, integrity or reputation of the Executive or the ability of the Executive to perform his duties hereunder;

(l)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(m)	“Salary” has the meaning attributed to such term in section 5(a);

(n)	“Stop Work Notice” has the meaning attributed to such term in section 8(a)(iii);

(o)	“Subsidiary” has the meaning attributed to such term by the Business Corporations Act (Alberta) as the same may be amended from time to time and any successor legislation thereto;

(p)	“Time Period” means twelve (12) months; and

(q)	“Year of Employment” means any twelve (12) month period commencing on the date of this Agreement or on any anniversary of such date.
2.	Employment of the Executive

The Corporation shall employ the Executive, and the Executive shall serve the Corporation, in the position of President, on the conditions and for the remuneration hereinafter set out. In such position, the Executive shall perform or fulfil such duties and responsibilities as the Corporation may designate and as are consistent with the Executive’s position and the Executive’s education and training.

3.	Performance of Duties

During the Employment Period, the Executive shall faithfully, honestly and diligently serve the Corporation and shall carry out such tasks as the Corporation may from time to time request. The Executive shall (except in the case of illness or accident) devote substantially all of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the Corporation and its Affiliates and Subsidiaries. The Executive shall report to and accept direction from such individual as may be specified from time to time by the Corporation. Until further notice, the Executive shall report to the CEO. The CEO shall direct the employment of the Executive hereunder on behalf of the Corporation.

4.	Employment Period

The Executive’s employment under this Agreement shall, subject to section 8, be for an indefinite period of time. Accordingly, the Corporation shall employ the Executive and the Executive shall serve the Corporation as an employee in accordance with this Agreement for the period beginning as of the date hereof and ending on the effective date the employment of the Executive under this Agreement is terminated in accordance with section 8(b) (the “Employment Period”).

5.	Remuneration
(a)	Basic Remuneration. The Corporation shall pay the Executive a gross salary in respect of each Year of Employment in the Employment Period (before deduction for income taxes and other required deductions) of $225,000 (the “Salary”) payable in equal installments on the 15th and last day in each month during such year, with a pro-rata adjustment in the Salary in the event that such year begins or terminates on a day other than the 15th or last day in a month.

(b)	Variable Pay. The Executive shall be entitled to participate in the Corporation’s variable pay program, at such levels and with such performance goals as may be agreed to between the Corporation and the Executive, from time to time.

(c)	Benefits. The Corporation shall provide to the Executive, in addition to Salary, benefits pursuant to health insurance, life insurance, disability insurance, and other benefit plans as are provided from time to time by the Corporation for its senior employees.

(d)	Additional Employment Perquisites. The Corporation shall provide to the Executive an annual allowance (the “Allowance”) in lieu of perquisites of $20,000, payable in the same manner as Salary.
6.	Expenses

The Corporation shall pay or reimburse the Executive for all travel and out-of-pocket expenses reasonably incurred or paid by the Executive in the performance of his duties upon presentation of expense statements or receipts or such other supporting documentation as the Corporation may reasonably require.

7.	Vacation

The Executive shall be entitled during each Year of Employment during the Employment Period to vacation with pay of three (3) weeks. Vacation shall be taken by the Executive at such time as may be acceptable to the Corporation having regard to its operation. Notwithstanding the foregoing, in the event that the Executive’s employment under this Agreement is terminated pursuant to section 8, the Executive shall not be entitled to receive any payment in lieu of any vacation to which he was entitled and which had not then been taken by him except to the extent, if any, of payments required by any legislation applicable to the Executive’s employment.

8.	Termination
(a)	Notice. The Executive’s employment hereunder may be terminated:
(i)	by the Corporation without notice for reasons of Just Cause or because of the occurrence of Disability;

(ii)	by the death of the Executive;

(iii)	in any other case, by the Corporation giving written notice (a “Stop Work Notice”) to the Executive (which may be given by the Corporation at any time) to require that the Executive immediately cease his duties under this Agreement and cease attending the Corporation’s premises immediately upon the giving of the Stop Work Notice; or

(iv)	by the Executive on at least one (1) month prior written notice, provided however that upon service of such notice by the Executive to the Corporation, the Corporation may, in its sole discretion, waive the one (1) month notice period (or any other period of notice that the Executive may specify).

(b)	Effective Date. The effective date on which the Executive’s employment hereunder shall be terminated shall be:
(i)	in the case of termination under section 8(a)(i), the day the Corporation notifies (either in writing or orally) the Executive of such termination;

(ii)	in the case of the death of the Executive, the day of death;

(iii)	in the case of termination under section 8(a)(iii), the day the Corporation serves the Stop Work Notice; and

(iv)	in the case of termination under section 8(a)(iv), the earlier to occur of:
(A)	the last day of the applicable notice period referred to in the notice served by the Executive; and

(B)	the date the Corporation waives the notice period referred to in the notice served by the Executive.
(c)	Payment Upon Stop Work Notice. If a Stop Work Notice is given by the Corporation to the Executive under section 8(a)(iii), the Corporation shall pay or provide to the Executive the following:
(i)	a lump sum payment equal to the Salary and Allowance of the Executive for the Time Period, less any required withholdings;

(ii)	subject to section 9(b), the Executive shall be entitled to continue to remain on all benefit plans provided by the Corporation to the Executive as at the date of the Stop Work Notice to the first to occur of:
(A)	the end of the Time Period; or

(B)	the day when the Executive commences employment with a new employer and is eligible to receive benefits from such new employer; and
(iii)	subject to section 9(b), the Corporation shall reimburse the Executive for any expenses incurred for outplacement services to a maximum of $10,000, payable immediately upon submission of receipts for such services, provided that such expenses are incurred by the Executive within the first to occur of:
(A)	the end of the Time Period; and

(B)	the day when the Executive commences employment with a new employer.
(d)	Change of Control. Notwithstanding any provision of this Agreement, in the event there is a Change of Control of the Corporation, then the provisions of the Change of Control Agreement shall govern and supersede any provision of this Agreement to the contrary. Except to the extent that this Agreement is superseded by the Change of Control Agreement in accordance with the foregoing, this Agreement shall continue to govern the other terms of the Executive’s employment by the Corporation in the event of a Change of Control of the Corporation.
9.	Non-Competition
(a)	Agreement to Not Compete. The Executive shall not, either during the Employment Period or for a period of twelve (12) months thereafter, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, director or shareholder:

(i)	be engaged in any undertaking;

(ii)	have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business; or

(iii)	advise, lend money to, or guarantee the debts or obligations of any Person which carries on a business;
in Canada or the United States which is the same as or substantially similar to or which competes with or would compete with the business carried on at that time by the Corporation or any of its Subsidiaries.

It is acknowledged by the Corporation that the Executive shall not be in breach of this paragraph by reason only of owning shares in a publicly traded company (including indirect ownership through a mutual fund) in circumstances where the Executive is only a minor public shareholder and does not exercise any influence or direction over such company.

(b)	Breach of Non-Compete. If, upon the giving of a Stop Work Notice by the Corporation to the Executive, the Executive subsequently breaches his agreement to not compete contained in section 9(a), then, in addition to any other remedies that may be available to the Corporation:
(i)	the Executive shall forthwith repay to the Corporation a percentage of the total compensation paid by the Corporation to the Executive pursuant to section 8(c)(i) equal to X/12, where X equals 12 less the number of months from termination of the Executive’s employment to the date of the Executive’s breach of section 9(a);

(ii)	the Executive shall no longer be entitled to receive benefits as provided for in section 8(c)(ii);

(iii)	the Executive shall not be entitled to any further reimbursement of outplacement services expenses incurred after the date of breach as provided for in section 8(c)(iii); and

(iv)	all unvested stock options or stock appreciation rights shall forthwith be cancelled and terminated, notwithstanding the provisions of any agreements (including stock option agreements) to the contrary.
10.	Confidentiality

The Executive shall not, either during the Employment Period or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:
(a)	the Confidential Information is in the public domain at the time of such disclosure or use, without breach of this Agreement; or

(b)	disclosure of the Confidential Information is required to be made by any law, regulation, governmental body or authority or by court order.
The Executive acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity. The Executive also acknowledges that this covenant is in addition to the covenants of the Executive contained in any non-disclosure agreement that the executive may sign upon commencement of employment

11.	Remedies

The Executive acknowledges that a breach or threatened breach by the Executive of the provisions of sections 9 or 10 will result in the Corporation and its Subsidiaries and their shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the

Corporation shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

12.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:
(a)	if to the Executive, to the most current address of the Executive shown in the records of the Corporation or in any notice to the Corporation by the Executive, which address as of the date hereof is:

154 High Hill Shelton, CT 06484 USA

(b)	if to the Corporation:

Suite 1010, 144 — 4th Avenue S.W. Calgary, Alberta T2P 3N4 Canada

Attention:	Senior Vice President, General Counsel
& Corporate Secretary

Telecopier number:	(403) 237-8181

13.	Assignment

This Agreement is not assignable by the Executive. The Corporation may assign this Agreement to a purchaser or assignee of the assets and business of the Corporation, and upon such assignment Westaim Biomedical Inc. shall be relieved of any further obligations or liability hereunder.

14.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

15.	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

16.	Entire Agreement, Waiver

This Agreement, as supplemented by the Change of Control Agreement, and any employee non-disclosure agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof. There are no warranties, representations or agreements between the parties in connection with such subject matter except as specifically set forth or referred to in this Agreement and the Change of Control Agreement. Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

17.	Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States currency.

18.	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

19.	Counterparts

This Agreement may be signed in counterparts and by facsimile transmission and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
IN WITNESS WHEREOF the parties have executed this Agreement.

WESTAIM BIOMEDICAL INC.

By:

By:

WITNESS:	)
)
)

	)	SCOTT H. GILLIS